UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NORTHWEST PIPE COMPANY

(Name of Registrant as Specified in Its Charter)

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April 18, 2016

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders. We will hold our meeting on Thursday, June 2, 2016, at 8:00 a.m. Pacific Time at the Hilton Vancouver Hotel, located at 301 West 6th Street, Vancouver, Washington.

YOUR VOTE IS IMPORTANT. As a shareholder of Northwest Pipe Company, you can play an important role in our Company by considering and taking action on the matters set forth in the attached Proxy Statement. We appreciate the time and attention you invest in making thoughtful decisions.

Thank you for your support and continued interest in Northwest Pipe Company.

Sincerely,

Scott Montross
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

The 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Northwest Pipe Company will be held on Thursday, June 2, 2016, at 8:00 a.m. Pacific Time at the Hilton Vancouver Hotel, located at 301 West 6th Street, Vancouver, Washington. The purposes of the Annual Meeting will be:

1.	To elect two directors, each to serve for a three-year term;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 15, 2016 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Meeting.

It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card, or use the Internet or telephone voting systems.

We are enclosing a copy of the 2015 Annual Report to Shareholders with this Notice and Proxy Statement.

By Order of the Board of Directors,

Scott Montross
President and Chief Executive Officer
Vancouver, Washington
April 18, 2016

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 2, 2016:

This Proxy Statement and the Company’s 2015 Annual Report to Shareholders are also available at

https://materials.proxyvote.com/667746

PROXY STATEMENT FOR THE

2016 ANNUAL MEETING OF SHAREHOLDERS OF

NORTHWEST PIPE COMPANY

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

(360) 397-6250

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 2, 2016

INTRODUCTION

This Proxy Statement and the accompanying 2015 Annual Report to Shareholders are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, June 2, 2016 at 8:00 a.m. Pacific Time at the Hilton Vancouver Hotel, located at 301 West 6th Street, Vancouver, Washington.

At the Annual Meeting, shareholders will be asked to vote on the following matters:

1.	The election of two directors, each to serve for a three-year term;

2.	An advisory vote on the Company’s executive compensation;

3.	The ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and

4.	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy Statement, together with the enclosed proxy card and the 2015 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about April 29, 2016.

The Board of Directors has fixed the close of business on April 15, 2016 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 9,573,371 shares of Common Stock then outstanding, with each share of Common Stock being entitled to one vote.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted in accordance with the recommendations of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

CORPORATE GOVERNANCE

Our Board of Directors and management have committed themselves to establishing a strong corporate governance environment and to adopting the best practices to meet the needs and goals of the Company. As part of that commitment, we have adopted Corporate Governance Principles, which cover such topics as qualifications and independence of Board members, the selection, orientation, and continuing education of Board members, as well as other topics designed to promote effective governance by the Board of Directors. We have also adopted a Code of Business Conduct and Ethics, which applies to all employees, officers and directors of the Company and sets forth guidance to help in recognizing and dealing with ethical issues, to provide mechanisms for reporting unethical conduct, and to promote a culture of honesty and accountability, and a Code of Ethics for Senior Financial Officers, which applies to our senior financial officers and sets forth guidance to deter wrongdoing and promote honest and ethical conduct, and to promote a culture of integrity and fairness. Copies of our Corporate Governance Principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on the Company’s website at www.nwpipe.com under “Investor Relations” - “Corporate Governance”, or by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661.

We also adopted a Policy for Reporting Financial Irregularities (“Whistleblower Policy”), which is intended to create a workplace environment that encourages the highest standards of ethical, moral, and legal business conduct. The Whistleblower Policy establishes procedures for any person to confidentially and anonymously report violations by us or any of our personnel of our Code of Business Conduct and Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains procedures for submission of complaints involving our accounting practices and internal accounting controls.

Director Elections

While directors are elected by a plurality of votes cast, our Corporate Governance Principles include a director resignation policy, requiring a director who receives more votes “withheld” than in favor of election in an uncontested election to tender an offer of his or her resignation to the Board for consideration. The Nominating and Governance Committee shall recommend to the Board the action to be taken with respect to such offer of resignation, and the Board shall promptly determine whether to accept such resignation, and shall publicly disclose its decision and rationale.

Director Independence

The current Board of Directors consists of six directors, two of whom are currently employed by the Company (Messrs. Montross and Roman). The Board of Directors has affirmatively determined that all of the non-employee directors (Ms. Applebaum and Messrs. Declusin, Demorest, and Larson) are “independent” in accordance with the standards of the Nasdaq Stock Market and as defined by the director independence guidelines included in our Corporate Governance Principles.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Principles provide that the independent members of the Board of Directors will select a lead director from among the independent directors if the positions of Chairman of the Board and Chief Executive Officer (“CEO”) are held by the same person or if the Chairman of the Board is not an independent director. The responsibilities of the Chairman of the Board include the following: set Board meeting agendas in collaboration with the CEO; preside at Board meetings and the annual shareholders’ meeting; assign tasks to the appropriate committees; and ensure that information flows openly between management and the Board. The responsibilities of the lead director include the following: coordinate the activities of the independent directors; make recommendations to the CEO in setting Board meeting agendas on matters concerning the independent directors; prepare the agenda for executive sessions of the independent directors, chair those sessions and be primarily responsible for communications between the independent directors and the CEO. Richard Roman, the Chairman of our Board of Directors, is not “independent” within the meaning of the applicable rules of the Nasdaq Stock Market. Accordingly, in December 2010, the remaining directors appointed James Declusin as the Board’s Lead Director.

The Board of Directors oversees management’s Company-wide risk management activities. Management’s risk management activities include assessing and taking actions necessary to manage risks incurred in connection with the long-term strategic direction of the Company and the operation of our business. The Board of Directors uses its committees to assist in its risk oversight function. The Compensation Committee is responsible for oversight of risk associated with our compensation plans. The Nominating and Governance Committee is responsible for oversight of board processes and corporate governance-related risk. The Audit Committee is responsible for oversight of our financial reporting process, financial internal controls and compliance activities, the qualification, independence and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements. The Board of Directors maintains overall responsibility for oversight of the work of its various committees by having regular reports from the chairman of each Committee with respect to the work performed by his respective Committee. In addition, discussions with the Board about the Company’s strategic plan, financial results, capital structure, merger and acquisition related activity and other business generally include discussion of the risks associated with the matters under consideration.

Board of Directors Meetings

Regular attendance at the Board meetings and the Annual Meeting is required of each director. The Board of Directors held five meetings during 2015. Each of the directors attended more than 75% of the total number of Board and applicable Committee meetings in 2015. In addition, all of the directors attended the Company’s 2015 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the Committees consists of independent directors and each of the Committees has adopted a written charter which is available on the Company’s website at www.nwpipe.com under “Investor Relations” - “Corporate Governance”, or by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661.

The table below lists the current membership of each Committee.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Name:
Michelle Applebaum	X	X
James Declusin		X	X*
Harry Demorest	X*		X
Keith Larson	X	X*

____________

*	Committee Chairman

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight and monitoring of: the integrity of the Company’s financial reporting process, financial internal control systems, accounting and legal compliance and financial reporting; the qualifications, independence and performance of our independent auditors; our compliance with applicable legal and regulatory requirements; and the maintenance of open and private, if necessary, communication among the independent auditors, management, legal counsel and the Board. The Audit Committee met 11 times in 2015. Each member of the Audit Committee is “independent” as defined by applicable U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market rules. The Board of Directors has determined that Messrs. Demorest and Larson and Ms. Applebaum each qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee. The Compensation Committee of the Board of Directors is responsible for the oversight and determination of executive compensation by reviewing and approving salaries and other compensation of the Company’s executive officers, and administering the Company’s equity incentive and compensation plans, including reviewing and approving stock option and other equity incentive and compensation awards to executive officers. In addition, the Compensation Committee is responsible for recommending to the Board the level and form of compensation and benefits for directors, and reviewing, recommending and taking action upon any other compensation practices or policies of the Company as the Board may request or the Committee may determine to be appropriate. The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of executive compensation. The Compensation Committee met six times in 2015. Each member of the Compensation Committee is “independent” as defined by applicable Nasdaq Stock Market rules.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors recommends to the Board of Directors corporate governance principles for the Company, identifies qualified candidates for membership on the Board of Directors, and proposes nominees for election as directors. The Nominating and Governance Committee met four times in 2015. Each member of the Nominating and Governance Committee is “independent” as defined by applicable Nasdaq Stock Market rules.

Communications with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver Washington 98661. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Nominations by Shareholders In identifying qualified candidates for the Board of Directors, the Nominating and Governance Committee will consider recommendations by shareholders. Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661. The Nominating and Governance Committee will evaluate potential nominees, including candidates recommended by shareholders, by reviewing qualifications, considering references, and reviewing and considering such other information as the members of the Nominating and Governance Committee deem relevant. The Company’s Corporate Governance Principles specify that the criteria used by the Nominating and Governance Committee in the selection, review and evaluation of possible candidates for vacancies on the Board should include factors relating to whether the candidate would meet the definition of “independent” as well as skills, occupation and experience in the context of the needs of the Board. All candidates for election to the Board of Directors must be individuals of character, integrity and honesty. The Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates; however, the Nominating and Governance Committee Charter includes diversity as one of several criteria in recommending and reviewing a director nominee candidate. From time to time, the Nominating and Governance Committee has employed a third party to help identify or screen prospective directors, and may continue to do so at their discretion.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, two directors will be elected for three-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fail to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The size of the Board is currently fixed at six directors. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of and certain information about the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term	Expiration of Term for Which Nominated
Nominees:
James Declusin	73	2010	2016	2019
Harry Demorest	74	2013	2016	2019

Continuing Directors:
Michelle Applebaum	59	2014	2017
Keith Larson	58	2007	2018
Scott Montross	51	2013	2017
Richard Roman	64	2003	2018

Nominees for Director

James Declusin has been a director of the Company since August 2010. Mr. Declusin served as President and CEO of Evraz Inc. NA until February 2010 and as President and CEO of Oregon Steel Mills, Inc. from August 2003 until Oregon Steel Mills was acquired by Evraz Group SA in January 2007. He served as a director of Oregon Steel Mills and, subsequently, Evraz Inc. NA from 2000 until 2010. Mr. Declusin spent 16 years with California Steel Industries, most recently serving as Senior Executive Vice President and Chief Operating Officer, retiring in October 2000. Prior to that time, he spent 17 years in various management positions in the commercial area of Kaiser Steel Corporation. Currently, he is the Board’s Lead Director, Chairman of our Nominating and Governance Committee, and a member of our Compensation Committee. Mr. Declusin brings to the Board over 40 years of experience in the steel industry, including, most recently, as president and chief executive officer of a large publicly-held steel manufacturing company.

Harry Demorest has been a director of the Company since February 2013. Mr. Demorest served as CEO of Columbia Forest Products from 1996 until 2007, as President from 1994 until 1996, and as Executive Vice President from 1992 until 1994. Prior to Columbia Forest Products, Mr. Demorest was the Office Managing Partner for Arthur Anderson and Co., an independent public accounting firm, from 1981 to 1991 in Portland, Oregon. Mr. Demorest is a former board member at Columbia Forest Products, serving on its compensation and audit committees, and a former board member and audit committee chairman of Oregon Steel Mills, Inc. Mr. Demorest has also served on the boards of several civic and charitable organizations. Currently, he is the Chairman of our Audit Committee and a member of our Nominating and Governance Committee. Mr. Demorest brings to the Board his extensive financial and managerial experience.

Continuing Directors

Michelle Applebaum has been a director of the Company since September 2014. Ms. Applebaum has over 30 years of experience in capital markets. She joined Salomon Brothers in 1981, became ranked number one in steel equity analysis in 1988 and was promoted to Managing Director in 1994. While at Salomon, Ms. Applebaum was part of a team that built and ran the firm’s steel investment banking practice, which was a top advisor to the sector for nearly a decade. After leaving the firm in 2003, Ms. Applebaum built one of the first and most successful “independent” equity research advisory boutiques. Ms. Applebaum recently retired, and is currently a trustee at Lake Forest College in Chicago and on the advisory board of a financial analytics company. Currently, she is a member of our Audit Committee and Compensation Committee. Ms. Applebaum brings to the Board her relevant industry experience and insight, as well as her extensive financial expertise.

Keith Larson has been a director of the Company since May 2007. Mr. Larson is a Vice President of Intel Corporation and Managing Director of Intel Capital, Intel Corporation’s strategic investment group. Mr. Larson was appointed Vice President in 2006 and has served as a Managing Director of Intel Capital since 2004, managing a team of investment professionals focused on identifying, making, and managing strategic investments in the manufacturing, wearables, programmable solutions, and Intel Labs sectors, as well as the Japan region. Mr. Larson has previously managed Latin America, Taiwan and Korea regions for Intel Capital, and for approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson also currently serves on the board of regents of a university, and formerly served on one state government council, which oversaw approximately $80 billion in investments of various Oregon State agencies and funds such as the Oregon Public Employees Retirement Fund. Currently, he is the Chairman of our Compensation Committee and a member of our Audit Committee. Mr. Larson brings to the Board his experience as a senior executive in corporate development in a large multinational public company as well as his experience in corporate governance.

Scott Montross has been a director of the Company since January 2013. Mr. Montross has served as our President and CEO since January 2013, and as our Chief Operating Officer from May 2011 until December 2012. Previously he served as Executive Vice President, Flat Products Group of Evraz, Inc. NA from March 2010 through April 2011. Mr. Montross served as Vice President, General Manager, Evraz Oregon Steel from February 2007 through February 2010. Prior to his General Manager role, Mr. Montross served as Vice President of Sales at Oregon Steel Mills, Inc. from June 2003 through February 2007. From 2002 to 2003, Mr. Montross was a Vice President of Sales for National Steel Corporation. Mr. Montross brings to the Board his extensive commercial and operational experience in the steel industry.

Richard Roman has been a director of the Company since 2003. Effective January 1, 2013, Mr. Roman became the Chairman of the Board of Directors. Mr. Roman has also served as our CEO from March 2010 until December 2012, and as President from October 2010 until December 2012. Previously, Mr. Roman was the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation in 1992, Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman also serves on the Board of Directors of one privately held manufacturing company. Mr. Roman brings to the Company his knowledge and experience as a partner at a large national independent public accounting firm as well as his more recent management experience as an executive officer of a private investment company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEES UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about our compensation program for our 2015 Named Executive Officers:

●	Scott Montross, President and Chief Executive Officer;

●	Robin Gantt, Senior Vice President and Chief Financial Officer;

●	Martin Dana, Executive Vice President Sales;

●	William Smith, Executive Vice President Operations; and

●	Vicki Taylor, Vice President Human Resources.

Further information about each of our executive officers is available in Part III, Item 10 of our 2015 Annual Report on Form 10-K.

Compensation Philosophy and Objectives. The Board of Directors and executive management at the Company believe that the performance and contribution of our executive officers are critical to our overall success. To attract, retain, and motivate the executives to accomplish our business strategy, the Compensation Committee establishes executive compensation policies and oversees executive compensation practices at the Company.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term goals, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The Compensation Committee also evaluates compensation programs to ensure that we maintain our ability to attract, retain and motivate superior employees in key positions and that compensation provided to key employees remains competitive when compared with other employment opportunities. The Compensation Committee believes our executive compensation packages should include both cash and share-based compensation that reward performance as measured against established goals and market performance.

In 2011, the Compensation Committee engaged Mercer LLC (“Mercer”) to conduct an overall review of our executive compensation program, and to advise the Compensation Committee on the levels of base salary as well as on the design of the Company’s performance-based cash incentive program and long-term equity incentive program. To that end, Mercer developed a competitive peer group and performed benchmarking analysis of the levels and mix of compensation. The Compensation Committee used the results from this peer group and benchmarking analysis as reference data in making judgments regarding executive compensation without the implementation of a formal policy. The following peer companies were included in the analysis:

●	Aegion Corp.	●	Ampco-Pittsburgh Corp.

●	Circor Intl Inc.	●	Flow Intl Corp.

●	Foster (LB) Co.	●	Lindsay Corp.

●	Lufkin Industries Inc.	●	MFRI Inc.

●	Mueller Water Products Inc.	●	Synalloy Corp.

●	Valmont Industries, Inc.

Process for Setting Executive Compensation. The Compensation Committee annually reviews and approves compensation levels and pay mix for our executives.

•

The Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation; cash compensation is used to provide a base salary, and to incentivize and reward our executives based on their contributions to the Company, and equity-based compensation is used to tie the interests of the executives to the interests of our shareholders. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, which enables the Compensation Committee the flexibility to adjust allocations dynamically as business conditions warrant.

•

The Compensation Committee uses qualitative individual performance objectives as a factor in making its decisions. The Compensation Committee and the CEO annually review the performance of each executive officer (other than the CEO whose performance is reviewed by the Compensation Committee after an evaluation from the Chairman). Based on these reviews, the Compensation Committee makes compensation decisions, including salary adjustments and annual bonus awards, for the executive officers.

•

The Compensation Committee evaluates and considers the Company's annual performance within the context of its long-term strategic plan, identifying areas in which expectations were exceeded, achieved or fell below stated goals. The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives, strategies and performance goals.

•

The Compensation Committee evaluates and considers a variety of growth and profitability measures relative to historical performance and internal plans for awarding performance-based cash incentive compensation.

•

The Compensation Committee evaluates and considers Total Shareholder Return, defined as the total increase in share price plus dividends, relative to peer performance and other performance criteria for awarding long-term equity incentive awards. For the first time since 2010, due to continuing challenging economic conditions, no grants were awarded under our long-term equity incentive program in 2015.

•

The Compensation Committee generally does not utilize specific benchmark levels. Rather, the Compensation Committee considers broad, market based survey data, such as that provided by Mercer, CompAnalyst, Willis Towers Watson, and WorldatWork.org, when assessing the competitiveness of compensation levels and pay mix for the CEO, Chief Financial Officer (“CFO”) and other executives.

•

From time to time, the Compensation Committee has retained Mercer to advise the Committee on executive or director compensation matters, to assess total compensation program levels and program elements for executive officers or directors, and to evaluate marketplace trends in executive or director compensation. In so doing, the Compensation Committee has considered all relevant factors that could give rise to a potential conflict of interest with Mercer, and has determined that none exist. In 2015, the Compensation Committee retained Mercer to perform a limited review of compensation programs for various employee groups. No changes were made during the year to executive or director compensation as a result of their review.

Advisory Vote on Executive Compensation. Each year the Compensation Committee submits to shareholders an advisory resolution on executive compensation, and carefully considers the voting results of this proposal, though the final vote is advisory in nature and therefore not binding on the Company. Our shareholders expressed strong support for our executive compensation program in the advisory vote at our 2015 Annual Meeting of Shareholders. Based upon these results, the Compensation Committee has determined to follow the shareholders’ recommendation by continuing our present compensation policies and practices.

Elements of Compensation. For the year ended December 31, 2015, the principal targeted components of compensation for executive officers were:

•	base salary;

•	performance-based cash incentive compensation;

•	long-term equity incentive awards (restricted stock units (“RSUs”) and PSAs);

•	retirement benefits; and

•	perquisites and other personal benefits.

The target weighting of each of the components of compensation for the CEO and other Named Executive Officers was as follows for the year ended December 31, 2015:

Realized Pay vs. Reported Pay. In the following table, Reported Pay is compensation reflected in the Summary of Cash and Certain Other Compensation table on page 17. Realized Pay is compensation actually received by the Named Executive Officer during the year, including salary, performance-based and discretionary cash incentive compensation, market values at vesting of previously granted RSUs and PSAs, and All Other Compensation amounts received during the year. Realized Pay was greater than Reported Pay in 2015 for all Named Executive Officers other than Ms. Taylor due to the fact that no Long-Term Equity Incentive Awards were issued in 2015, yet certain Long-Term Equity Incentive Awards issued in prior years vested in 2015.

	2015		2014		2013
	Realized Pay	Reported Pay	Realized Pay	Reported Pay	Realized Pay	Reported Pay
Scott Montross	$925,636	$630,134	$1,188,227	$1,394,848	$935,163	$1,599,883

Robin Gantt	494,318	355,306	607,637	596,803	492,106	650,917

Martin Dana	438,744	364,817	488,258	638,411	399,199	446,888

William Smith	452,073	377,705	651,800	747,214	469,649	522,250

Vicki Taylor	206,012	206,012	22,157	22,157	-	-

Base Salary. We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on his or her experience, position and responsibilities, and take in to consideration market data and conditions. In addition, we consider the individual performance of each executive, and conduct internal reviews of each executive’s compensation to ensure equity among executive officers. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance in conjunction with recommendations provided by the CEO.

Base salary is reflected in the ‘Salary’ column in the Summary of Cash and Certain Other Compensation table on page 17.

Performance-Based Cash Incentive Compensation. We provide executive officers and other employees with incentive compensation to retain, incentivize and reward them for high performance and achievement of corporate goals. The incentive compensation program provides for an award of cash incentive compensation to executive officers and others as a reward for our growth and profitability, and places a significant percentage of each executive officer’s compensation at risk. Awards are based on our achievement of certain financial performance measures each year.

The performance measure for 2015 for the Named Executive Officers was Adjusted Income before Income Taxes, for which the Compensation Committee established a target level of $30.0 million. Adjusted Income before Income Taxes is calculated by adjusting our income before income taxes as reported in our audited financial statements for certain events that occur during the year, such as the acquisitions of businesses, the sales of significant capital assets, or other extraordinary or unusual developments. For 2015, Adjusted Income before Income Taxes excludes the impairment of our Water Transmission goodwill.

The Compensation Committee also established a payout range for the awards for each executive officer based on the level of achievement of the performance measure. For Mr. Montross, the target payout for 2015 was seventy percent of 2015 annual base salary upon achievement of one hundred percent of the performance target, with the payout range extending from $0 at or below fifty percent of target performance to one hundred and forty percent of 2015 base salary at or above one hundred and thirty percent of target performance. For the other Named Executive Officers, the target payout for 2015 was fifty percent (thirty percent in the case of Ms. Taylor) of 2015 annual base salary upon achievement of one hundred percent of performance target, with the payout range extending from $0 at or below fifty percent of target performance to one hundred percent (sixty percent in the case of Ms. Taylor) of 2015 annual base salary at or above one hundred and thirty percent of target performance. Payouts for performance within the range will be interpolated on a straight line basis. Even if the performance measures are met, the Compensation Committee retains the right to adjust the actual amounts of the award to each individual at its discretion. Such adjustments may be based on individual performance, as well as external factors affecting us or the occurrence of unusual or infrequent events; in 2013, Mr. Montross’s award was reduced by five percent for adjustments based on individual performance. The following table reflects, for each of the Named Executive Officers, the applicable performance target, actual performance and amount of award:

Name	2015 Performance Target (million $)	2015 Actual Performance (million $)	2015 Target Award ($)	2015 Actual Award ($)

Scott Montross	$30.0	$(36.1)	$371,000	$-
Robin Gantt	30.0	(36.1)	151,867	-
Martin Dana	30.0	(36.1)	154,020	-
William Smith	30.0	(36.1)	154,020	-
Vicki Taylor	30.0	(36.1)	61,146	-

Performance-based cash incentive compensation, if awarded, is reflected in the ‘Non-Equity Incentive Plan Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 17.

Discretionary Incentive Compensation. We provide, from time to time, additional discretionary incentive compensation in recognition of an executive officer's or other employee's success in attaining results that delivered value to the Company, but were not captured in the performance-based cash incentive compensation, or for other reasons as determined appropriate by the Compensation Committee.

Discretionary incentive compensation, if awarded, is reflected in the ‘Bonus’ column in the Summary of Cash and Certain Other Compensation table on page 17. There has been no discretionary incentive compensation awarded in 2015, 2014 or 2013.

Long-Term Equity Incentive Awards. We provide long-term equity incentive awards to executive officers and certain designated key employees. The long-term equity incentive awards are designed to ensure that our executive officers and key employees have a continuing stake in our long-term success. In addition, the awards emphasize pay-for-performance. Terms and conditions of the awards are determined on an annual basis by the Compensation Committee. Due to continuing challenging economic conditions, no Long-Term Equity Incentive Awards were granted in 2015.

When granted, RSUs are service-based and entitle the holder to receive Common Stock at the end of the vesting period (generally over approximately three years), subject to continued employment. RSUs are designed to attract and retain executive officers and others by providing them with the benefits associated with the increase in the value of the Common Stock during the vesting period, while incentivizing them to remain with us long-term.

When granted, PSAs are service-based awards with a market-based vesting condition. PSAs serve several purposes. They have value to the holder only if the goals are achieved during their performance measurement period and they serve as a retention tool because the performance measurement periods generally extend over approximately three years. Additionally, the holders benefit further if they are successful in increasing the value of our Common Stock. Prior PSAs were granted with a market-based vesting condition that entitles the holder to receive between zero and two hundred percent of the target award, based on our Total Shareholder Return compared to our PSA peer group. The following scale shows the adjustment to the number of PSAs that may be awarded following the measurement period:

Total Shareholder Return vs. Peer Group	Payout as a Percentage of Target Award

85th percentile or higher	200%

50th percentile	100%

25th percentile	25%

Less than 25th percentile	0%

Payouts for performance between the rankings will be interpolated on a straight line basis.

Long-term equity incentive awards are reflected in the ‘Stock Awards’ column in the Summary of Cash and Certain Other Compensation table on page 17. These amounts represent the target value of the award issued, but not what was actually received by the Named Executive Officer. Over the 2012 – 2014 performance period corresponding with our 2012 performance grants, when the award vested in 2015 our Total Shareholder Return was 26%, resulting in a ranking in the 36% percentile, and a payout of 59% of the target award.

Retirement Benefits. In order to provide competitive total compensation, we offer our executive officers and certain designated key employees a nonqualified retirement savings plan (the “Deferred Compensation Plan”), which provides executive officers and others with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment. Executive officers who defer salary or bonus under the Deferred Compensation Plan are credited with market-based returns. We may make a discretionary matching contribution based on deferrals made by each participant. In addition, we will make a contribution based on a target benefit projected for each participant. The target benefit projected is 1% of base salary in the year before attaining normal retirement age per year of employment (up to 35 years) with us. For 2015, Company contributions to the Deferred Compensation Plan accounted for between zero and eleven percent of the total compensation for each of the Named Executive Officers.

We also offer a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Retirement benefits are reflected in the ‘All Other Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 17.

Perquisites and Other Personal Benefits. We provide executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract, retain and motivate employees for key positions. We are selective in our use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are car allowances and life insurance premiums.

Perquisites and other personal benefits are reflected in the ‘All Other Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 17.

Executive Compensation and Risk. Although a substantial portion of the compensation paid to our executive officers is performance-based, we believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because these programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance on a variety of different measures; awards that are paid based on results averaged out over several years; and awards paid in cash and awards paid in shares of the Company’s stock, to encourage better alignment with the interests of shareholders. Additionally, annual compensation decisions for executive officers are influenced by the review of the performance of each executive officer by the Compensation Committee, including an evaluation of the officers’ commitment to promoting effective internal controls and legal and regulatory compliance. We believe this helps to ensure “the tone at the top” deters unnecessary risk-taking.

Clawback Provisions. Our performance-based cash incentive compensation program contains a provision that allows the Company to recapture amounts paid to the Named Executive Officers under certain circumstances. If the Company’s financial statements are the subject of a restatement due to misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the program for the relevant years. For purposes of this provision, excess incentive cash compensation means the positive difference, if any, between (i) the award paid to the Named Executive Officer and (ii) the award that would have been made to the Named Executive Officer, not including the effect of any discretionary reductions made by the Committee, had the target award been calculated based on the Company’s financial statements as restated.

Stock Ownership and Anti-Hedging/Pledging Policy. The Nominating and Governance Committee of the Board of Directors has adopted a stock ownership policy because it believes it is in the best interests of the Company and its shareholders to align the financial interests of our executive officers and directors with those of the Company’s shareholders. Under the policy, the directors are expected to accumulate and own shares having a market value equal to three times their annual cash retainer; the CEO is expected to accumulate and own shares having a market value equal to three times his base salary; and each of the other Named Executive Officers is expected to accumulate and own shares having a market value equal to either one or two times his or her base salary, depending on his or her position with the Company. Each executive officer or director has five years to accumulate the expected ownership level beginning from the later of September 2011 or their date of hire or promotion. In addition, executive officers and directors are expressly prohibited from engaging in hedging transactions related to the Company’s stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s stock, and from pledging the Company’s stock as collateral for a loan.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by our CEO, our CFO, and each of the three other most highly compensated executive officers, for the years ended December 31, 2015, 2014 and 2013 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total ($)

Scott Montross	2015	$530,000	-	-	-	$100,134	(3)	$630,134
Director, Chief Executive	2014	500,000	-	$869,988	-	24,860	(3)	1,394,848
Officer and President	2013	500,000	-	933,963	$112,970	52,950	(3)	1,599,883

Robin Gantt	2015	303,735	-	-	-	51,571	(4)	355,306
Senior Vice President, Chief	2014	288,685	-	288,100	-	20,018	(4)	596,803
Financial Officer	2013	274,938	-	294,536	46,706	34,737	(4)	650,917

Martin Dana	2015	308,040	-	-	-	56,777	(5)	364,817
Executive Vice President	2014	308,040	-	303,722	-	26,649	(5)	638,411
	2013	258,710	-	143,265	20,876	24,037	(5)	446,888

William Smith	2015	308,040	-	-	-	69,666	(6)	377,706
Executive Vice President	2014	308,040	-	303,722	-	135,452	(6)	747,214
	2013	261,348	-	155,653	75,077	30,172	(6)	522,250

Vicki Taylor(7)	2015	203,821	-	-	-	2,191	(8)	206,012
Vice President	2014	22,056	-	-	-	101	(8)	22,157
	2013	-	-	-	-	-	(8)	-

___

(1)	Includes amounts earned in each of the respective years, even if deferred.

(2)

The amounts included in this column represent the aggregate grant date fair value of RSUs and PSAs granted during the years reported in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2015 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executives.

(3)

Amount includes $71,897 and $28,055 in 2015 and 2013, respectively, contributed by us to Mr. Montross’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Montross’s qualified 401(k) defined contribution plan, life insurance premiums and annual automobile allowance.

(4)

Amount includes $31,427 and $12,692 in 2015 and 2013, respectively, contributed by us to Ms. Gantt’s nonqualified retirement savings plan, and amounts paid by us for contributions to Ms. Gantt’s qualified 401(k) defined contribution plan, life insurance premiums, annual automobile allowance, and a monthly phone allowance.

(5)

Amount includes $30,741 in 2015 contributed by us to Mr. Dana’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Dana’s qualified 401(k) defined contribution plan, life insurance premiums, annual automobile allowance and a monthly phone allowance.

(6)

Amount includes $31,145 in 2015 contributed by us to Mr. Smith’s nonqualified retirement savings plan, $12,302 and $110,088 in 2015 and 2014, respectively, paid by us for relocation expenses, and amounts paid by us for contributions to Mr. Smith’s qualified 401(k) defined contribution plan, annual automobile allowance and life insurance premiums.

(7)	Ms. Taylor was hired as Vice President of Human Resources in November 2014.

(8)	Amount includes payments by us for contributions to Ms. Taylor’s qualified 401(k) defined contribution plan, life insurance premiums, and a monthly phone allowance.

2015 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Fair Value of Stock Awards
Scott Montross	Non-Equity Award	-	$371,000	$742,000	-	-	-	-	-

Robin Gantt	Non-Equity Award	-	151,867	303,735	-	-	-	-	-

Martin Dana	Non-Equity Award	-	154,020	308,040	-	-	-	-	-

William Smith	Non-Equity Award	-	154,020	308,040	-	-	-	-	-

Vicki Taylor	Non-Equity Award	-	61,146	122,292	-	-	-	-	-

(1)

These columns show the possible payouts for each named executive officer under the Incentive Plan for 2015 based on the goals set in January 2015. Additional information is included in the Compensation Discussion and Analysis, and detail regarding actual awards under the Incentive Plan is reported in the Summary Compensation Table.

 Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth, for each of the Named Executive Officers, the equity awards made to each such Named Executive Officer that were outstanding at December 31, 2015.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Vested ($)(1)
Scott Montross	-	-	-	-	2,273	(2)	$25,435
	-	-	-	-	20,462	(3)	228,970
	-	-	-	-	3,472	(4)	38,852
	-	-	-	-	15,625	(5)	174,844

Robin Gantt	-	-	-	-	717	(2)	8,023
	-	-	-	-	6,453	(3)	72,209
	-	-	-	-	1,150	(4)	12,869
	-	-	-	-	5,174	(5)	57,897

Martin Dana	-	-	-	-	348	(2)	3,894
	-	-	-	-	3,139	(3)	35,125
	-	-	-	-	1,212	(4)	13,562
	-	-	-	-	5,455	(5)	61,041

William Smith	-	-	-	-	379	(2)	4,241
	-	-	-	-	3,410	(3)	38,158
	-	-	-	-	1,212	(4)	13,562
	-	-	-	-	5,455	(5)	61,041

Vicki Taylor	-	-	-	-	-		-

___

(1)	Market value is based on the closing market price of $11.19 of our common stock on December 31, 2015.

(2)	These RSUs were granted on May 31, 2013 and vested on January 15, 2016.

(3)	These PSAs were granted on May 31, 2013 and 0% vested on January 15, 2016, based upon performance of our Total Shareholder Return from January 1, 2013 through December 31, 2015.

(4)	These RSUs were granted on May 29, 2014 and vest as follows: 50% on January 15, 2016 and 50% on January 15, 2017.

(5)	These PSAs were granted on May 29, 2014 and will vest on January 15, 2017, dependent upon performance of our Total Shareholder Return from January 1, 2014 through December 31, 2016.

2015 Option Exercises and Stock Vesting

The following table sets forth, for each Named Executive Officer, the number of shares acquired upon option exercises and vesting of stock awards during 2015, and the related value realized upon such exercises and vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Scott Montross	-	-	10,800	$295,502
Robin Gantt	-	-	4,934	139,013
Martin Dana	-	-	2,690	73,927
William Smith	-	-	2,712	74,367
Vicki Taylor	-	-	-	-

___

(1)

This column shows the number of shares acquired on vesting in 2015 by the Named Executive Officers. The actual number of shares received by these individuals from shares vested in 2015 (net of shares used to cover the applicable income taxes, if so elected) was as follows: Mr. Montross – 6,544, Ms. Gantt – 4,934, Mr. Dana – 1,571 and Mr. Smith – 1,829.

(2)	The value realized on vesting is based on the closing market price multiplied by the number of shares of stock vested on the applicable vesting date.

2015 Nonqualified Deferred Compensation

The following table sets forth, for each Named Executive Officer under our Deferred Compensation Plan, the amounts of the contributions made by each executive, the contributions made by us, the earnings generated by the investments within the Plan, and the balance of each Named Executive Officer’s account under the Deferred Compensation Plan for the year ended December 31, 2015.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End (2)
Scott Montross	-	$71,897	$(510)	$103,063
Robin Gantt	-	31,427	854	64,364
Martin Dana	-	30,741	(2,133)	213,653
William Smith	-	31,145	(893)	30,252
Vicki Taylor	-	-	-	-

__

(1)	These contributions are also included in the amounts reported in the All Other Compensation Column of the Summary Compensation Table.

(2)

The following portion of the amounts in the Aggregate Balance at Last Fiscal Year-End column were reported in the Summary Compensation Table of previous years in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of Company contributions), respectively: Mr. Montross - $0 and $0, respectively in 2014 and $0 and $28,055, respectively in 2013; Ms. Gantt - $0 and $0, respectively in 2014 and $0 and $12,692, respectively in 2013.

Employment Agreements

We have not entered into any employment agreements with our Named Executive Officers.

Change in Control Agreements

We have entered into change in control agreements (the “Agreements”) with certain of our executive officers. The Agreements for each of the Named Executive Officers is for a term ending as indicated below, provided that on each respective date and each anniversary thereafter, the term of the Agreement will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of the Agreements, the Agreements will continue in effect until two years after the Change in Control.

Term Ending:
Scott Montross	July 19, 2016
Robin Gantt	April 21, 2016
Martin Dana	October 15, 2016
William Smith	October 15, 2016
Vicki Taylor	October 14, 2016

If an executive officer’s employment is terminated within two years after a Change in Control either by us without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his or her full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary (three years’ base salary in the case of Mr. Montross and one year’s base salary in the case of Ms. Taylor) and (ii) an amount equal to two times the average cash bonuses paid to the executive officer during the previous three years (one times the average cash bonuses in the case of Ms. Taylor). In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.” If the payment made to an executive officer is deemed to be a “parachute payment”, the executive officer is responsible for the payment of any resulting taxes.

If an executive officer’s employment is terminated within two years after a Change in Control either by us for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his or her full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction in which we are not the surviving corporation, unless our shareholders immediately before such transaction have the same proportionate ownership of common stock of the surviving corporation in the transaction, (ii) the acquisition by any person of 30 percent or more of our total combined voting power, (iii) the liquidation or the sale or other transfer of substantially all of our assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes (i) an adverse change in the executive officer’s status, title, position(s) or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within ten miles of his or her job location before the Change in Control, (iv) our failure to continue any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely affect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, and (v) our failure to require any of our successors to assume our obligations under the Agreements within 30 days after a Change in Control. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

The following table shows the potential payments to Named Executive Officers upon termination for the reasons described below. The amounts shown assume that the employment of each executive was terminated effective as of December 31, 2015.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination for Good Reason	Termination Without Cause or Voluntary Termination for Good Reason, after a Change in Control	Termination For Cause or Voluntary Termination Without Good Reason	Termination as a Result of Disability or Death
Scott Montross
Base Salary	-	$1,590,000	-	-
Bonus	-	75,313	-	-
Health and Insurance Benefits	-	50,000	-	-
Earned Vacation	$60,000	60,000	$60,000	$60,000

Robin Gantt
Base Salary	-	624,000	-	-
Bonus	-	31,137	-	-
Health and Insurance Benefits	-	32,000	-	-
Earned Vacation	33,000	33,000	33,000	33,000

Martin Dana
Base Salary	-	616,080	-	-
Bonus	-	13,917	-	-
Health and Insurance Benefits	-	50,000	-	-
Earned Vacation	32,000	32,000	32,000	32,000

William Smith
Base Salary	-	616,080	-	-
Bonus	-	50,051	-	-
Health and Insurance Benefits	-	31,000	-	-
Earned Vacation	35,000	35,000	35,000	35,000

Vicki Taylor
Base Salary	-	222,000	-	-
Bonus	-	-	-	-
Health and Insurance Benefits	-	3,000	-	-
Earned Vacation	19,000	19,000	19,000	19,000

Compensation Committee Interlocks and Insider Participation

Messrs. Declusin and Larson and Ms. Applebaum served on the Compensation Committee in 2015. All members of the Committee were independent directors, and no member has ever been an officer or employee of the Company. During 2015, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

Keith Larson, Chairman
Michelle Applebaum
James Declusin

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

In accordance with Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of our Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

“RESOLVED, that the shareholders of Northwest Pipe Company approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure."

The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” which begins on page 9 and discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our CEO, our CFO and our three other most highly-compensated executive officers for 2015. We have designed our executive compensation structure to attract, retain and motivate executives who can accomplish our business strategy, and whose interests are aligned with those of our shareholders. We believe that our executive compensation program does not encourage excessive and unnecessary risk-taking by our executives but, rather, encourages our executives to remain focused on both the short-term and long-term operational and financial goals of the Company.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board or the Compensation Committee.

We currently hold our advisory vote on executive compensation annually. Accordingly, the next advisory vote on executive compensation will be held at our 2017 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement and as described above pursuant to the compensation disclosure rules of the Exchange Act.

Director Compensation

The Compensation Committee is responsible for recommending to the Board the level and form of compensation and benefits for directors. In 2012, Mercer was engaged to conduct a review of our director compensation program. Members of the Board of Directors who are also our employees do not receive additional compensation for serving as directors. Each nonemployee director receives a $30,000 annual retainer, $2,000 for each Board meeting attended and $500 for each meeting of a committee of the Board attended. The Lead Director receives an additional retainer of $18,000. The Audit Committee Chairman receives an additional annual retainer of $7,500, and the Compensation Committee Chairman and Nominating and Governance Committee Chairman each receive an additional annual retainer of $5,000. In addition, each nonemployee director receives an annual award of $55,000, which has historically been payable in cash, shares of the Company’s Common Stock, or a combination thereof, at each director’s election. In 2015, the award was payable solely in shares of the Company’s Common Stock. The members of our Board of Directors are also reimbursed for travel expenses incurred in attending board meetings.

Mr. Roman serves as the Company’s Chairman of the Board of Directors pursuant to an Executive Employment Agreement, dated effective as of January 1, 2013 (the “Roman Executive Employment Agreement”).  The Roman Executive Employment Agreement, as amended effective January 1, 2014, provides that Mr. Roman’s annual base salary will be $150,000, and that he will no longer continue to vest in any bonus or incentive awards made to him before January 1, 2013, with the exception of the awards which vested on January 1, 2014. Mr. Roman also will not be eligible to participate in any of the other employee benefit plans that are generally available to the Company’s employees, with the exception of the medical and dental plans. The Roman Executive Employment Agreement may be terminated by either Mr. Roman or the Company upon sixty days written notice. The Roman Executive Employment Agreement will also terminate in the event of Mr. Roman’s death or disability. Upon termination of the Roman Executive Employment Agreement for any reason, the Company will be required to pay Mr. Roman’s base salary through the date of termination. The Roman Executive Employment Agreement also includes standard confidentiality, non-solicitation and nondisclosure provisions.

Director Compensation Table. The following table reflects compensation earned by the directors for the year ended December 31, 2015, with the exception of Mr. Montross, whose compensation is included in the Summary of Cash and Certain Other Compensation table above.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation		Total
Michelle Applebaum	$48,500	$55,000	-		$103,500
James Declusin	68,000	55,000	-		123,000
Harry Demorest	55,000	55,000	-		110,000
Keith Larson	53,500	55,000	-		108,500
Richard Roman	150,000	-	$792	(3)	150,792

(1)	As of December 31, 2015, each director had the following number of options outstanding: Ms. Applebaum – 0; Mr. Declusin – 0; Mr. Demorest – 0; Mr. Larson – 0; Mr. Roman –28,000.

(2)

On June 4, 2015, 2,616 shares of Common Stock were granted to Ms. Applebaum and Messrs. Declusin, Demorest, and Larson. The amount included in this column represents the amount recognized by us in 2015 for financial statement reporting purposes for the fair value of the common stock awarded. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2015 Report on Form 10-K.

(3)	Amount includes payments by us for Mr. Roman’s life insurance premiums.

Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors and is comprised solely of directors who satisfy the independence, financial literacy and other requirements set forth in the listing rules of the Nasdaq Stock Market and applicable securities laws. In addition, each of the three current members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC.

The Audit Committee operates under a written charter, approved and adopted by the Board of Directors, which sets forth its duties and responsibilities. This charter, which is available in full on the Company’s website at www.nwpipe.com under “Investor Relations” - “Corporate Governance”, is reviewed annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices and investor feedback.

The Audit Committee's primary duties and responsibilities are the oversight and monitoring of:

●	The integrity of the Company's financial reporting process, financial internal control systems, accounting and legal compliance and financial reporting of the Company.

●	The qualifications, independence and performance of the Company's independent auditors.

●	The compliance by the Company with applicable legal and regulatory requirements.

●	The maintenance of an open and private, if necessary, communication among the independent auditors, management, legal counsel and the Board.

Management is responsible for preparing the Company’s financial statements and maintaining effective internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting. In this context, the Audit Committee performed the following:

●

met with PricewaterhouseCoopers LLP (“PwC”), who has served as our independent registered public accountants since 2012, with and without management present, to review and discuss the Company’s audited financial statements and assessment of the Company’s internal control over financial reporting;

●

asked management and PwC questions relating to such matters and discussed with PwC the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standard No. 16, “Communications with Audit Committees”;

●	reviewed the terms of the audit engagement, the overall audit strategy, timing of the audit and significant risks identified; and

●

reviewed the critical accounting policies and practices applied by the Company in preparation of its financial statements, and critical accounting estimates and significant unusual transactions affecting the Company’s financial statements.

Based on the reviews and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

The Audit Committee’s responsibilities also include monitoring the qualifications, independence and performance of the Company's independent auditors. In reviewing the auditor’s performance, the Audit Committee considers the quality and efficiency of the services provided by the audit team, and reviews and discusses the auditor’s most recent PCAOB inspection report and its system of quality control. The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm. Further, the Audit Committee recognizes the importance of maintaining the independence of the Company’s auditor, both in fact and in appearance. In 2015, the Audit Committee received and reviewed the written disclosures and letter provided by PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee concurs with PwC’s conclusion that they are independent from the Company and its management.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Harry Demorest, Chairman
Michelle Applebaum
Keith Larson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Fees for services billed by the Company’s principal accountant, PricewaterhouseCoopers LLP, for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014

Audit fees(1)	$1,000,200	$1,325,500
Audit-related fees	-	-
Tax fees (2)	12,100	20,400
All Other fees	-	-

Total fees	$1,012,300	$1,345,900

(1)

Audit fees include fees for audits of the annual financial statements, including required quarterly reviews and the audit of the Company’s internal control over financial reporting. In addition, we reimbursed PwC $33,000 and $37,000 for out-of-pocket expenses incurred in the performance of their services for the years ended December 31, 2015 and 2014, respectively.

(2)	Tax fees represent fees for assistance with international income tax compliance and advice.

Pre-approval Process

To help assure independence of the independent auditors, the Audit Committee has established a process for the pre-approval of all audit and permissible non-audit services provided by the independent auditor; provided, however, that de minimis services may instead be approved by the CEO or the CFO. One hundred percent of the fees shown in the principal accountant fees schedule for 2015 and 2014 were approved by the Audit Committee.

RATIFICATION OF THE APPOINTMENT OF

MOSS ADAMS LLP

(Proposal No. 3)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements (taking into account the vote on shareholder ratification). While we are not required by our bylaws or other governing documents or law to seek shareholder ratification of the appointment of Moss Adams LLP (“Moss Adams”) as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the selection, the Audit Committee will take the vote into consideration when determining whether or not to retain Moss Adams. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our shareholders.

On December 11, 2015, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm effective upon the issuance by PwC of its reports on the Company's consolidated financial statements for the fiscal year ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015 to be included in the Company's Annual Report on Form 10-K for that fiscal year, and appointed Moss Adams as the Company’s independent registered public accountants for the year ending December 31, 2016.

PwC’s audit reports on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2015 and December 31, 2014 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2015 and December 31, 2014 and during the subsequent interim period through March 4, 2016, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in their reports on the Company's consolidated financial statements for such years. During the fiscal years ended December 31, 2015 and December 31, 2014 and during the subsequent interim period through March 4, 2016 there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K that occurred or were identified, except as follows: As previously reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, management identified a control deficiency that constituted a material weakness in the Company’s internal control over financial reporting as of December 31, 2014. Specifically, the Company did not design and maintain effective controls over the impairment assessment of goodwill. The Company did not design and maintain effective controls related to the critical review of assumptions, data inputs and results of the goodwill impairment analysis, and the identification of changes in events and circumstances that indicate it is more likely than not that a goodwill impairment has occurred between annual impairment tests. The material weakness was remediated during the quarter ended September 30, 2015.

The Audit Committee and management discussed the material weakness in internal control described above with PwC and authorized PwC to respond fully to any inquiries about the Company’s material weakness over financial reporting as may be made by the Company’s successor independent registered public accounting firm. On December 16, 2015, the Company filed a Current Report on Form 8-K (the “Form 8-K”) with the SEC reporting the dismissal of PwC. The Company provided PwC with a copy of the Form 8-K and requested that PwC furnish the Company with a letter addressed to the SEC stating whether or not PwC agreed with the statements made in the Form 8-K.  A copy of PwC’s letter dated December 16, 2015 was filed with the SEC as an exhibit to the Form 8-K.

During the fiscal years ended December 31, 2015 and December 31, 2014, respectively, and the subsequent interim period through March 4, 2016, neither the Company nor anyone acting on its behalf has consulted with Moss Adams on any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation SK.

In selecting Moss Adams as the Company’s independent registered public accountants for 2016, the Audit Committee considered a number of factors, including:

●	the professional qualifications of Moss Adams and its employees,
●	the independence of Moss Adams, and its processes for maintaining independence,
●	the expertise and capabilities of Moss Adams in handling the Company’s audit, and
●	the appropriateness of Moss Adams’s fees (on both an absolute basis and as compared to its peer firms).

The Audit Committee believes that the retention of Moss Adams as our independent registered public accountants is in the best interests of our shareholders.

Representatives of Moss Adams are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2015, the Company engaged Raymond James & Associates, an affiliate of Eagle Asset Management, to provide investment banking services related to a possible disposition of the Company’s Tubular Products business. Eagle Asset Management was a substantial stockholder of the Company (owning more than ten percent of the Company’s common stock) until September 30, 2015, when Eagle Asset Management reported that it then owned less than 5 percent of the Company’s common stock. A nominal amount of reimbursable expenses were incurred by Raymond James during 2015. Professional fees payable to Raymond James will be contingent upon completion of a future transaction, which may or may not occur.

The Audit Committee is responsible for the review and approval of all related party transactions. Although the Audit Committee does not have written policies and procedures with respect to the review of related party transactions, we intend that any such transactions will be reviewed by the Audit Committee, which will consider all relevant facts and circumstances and will take in to account, among other factors:

●	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

●	whether the transaction would impair the independence of an outside director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by us with respect to 2015, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities have been complied with for 2015, with the exception of the following; (i) untimely Form 4s were filed for Messrs. Baum, Dana, Mahoney, Montross, and Smith and Ms. Gantt on January 20, 2015, which should have been filed on January 5, 2015, each with respect to the vesting of RSUs and PSAs and the withholding of a portion of the shares to cover the applicable income taxes, and (ii) an untimely Form 4 was filed for Mr. Demorest on November 12, 2015, which amended the number of shares acquired and beneficially owned following a transaction on May 26, 2015.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of April 18, 2016, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees and executive officers as a group. The address of each of the Named Executive Officers and directors is c/o Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661.

	Shares Beneficially Owned(1)
	Shares	Percent
Certain Beneficial Owners:
Royce & Associates LLC (2)	1,221,467	12.8%
745 Fifth Avenue
New York, NY 10151
Dimensional Fund Advisors LP(3)	690,812	7.2%
Building One
6300 Bee Cave Road
Austin, TX 78746
William Blair Investment Management, LLC (4)	663,004	6.9%
222 W. Adams St.
Chicago, IL 60606
BlackRock, Inc.(5)	580,408	6.1%
55 East 52nd Street
New York, NY 10022
Directors and Nominees:
Michelle Applebaum	4,126	*
James Declusin	11,384	*
Harry Demorest	16,826	*
Keith Larson	9,037	*
Richard Roman	72,646	*
Named Executive Officers:
Scott Montross	26,254	*
Robin Gantt	18,622	*
Martin Dana	8,689	*
William Smith	6,843	*
Vicki Taylor	-	*
All directors and executive officers as a group (10 persons):	174,427	1.8%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from April 18, 2016 are considered outstanding for the purpose of calculating each person’s percentage of Common Stock owned, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of April 18, 2016 is as follows: Ms. Applebaum – 0; Mr. Dana – 0; Mr. Declusin – 0; Mr. Demorest – 0; Ms. Gantt – 0; Mr. Montross – 0; Mr. Larson – 0; Mr. Roman – 28,000; Mr. Smith – 0; Ms. Taylor – 0; and all directors and executive officers as a group – 28,000.

(2)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Royce & Associates, LLC on January 20, 2016, reflecting its beneficial ownership of Common Stock as of December 31, 2015. The Schedule 13G/A states Royce & Associates, LLC has sole voting and dispositive power with respect to 1,221,467 shares of Common Stock.

(3)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2016, reflecting its beneficial ownership of Common Stock as of December 31, 2015. The Schedule 13G/A states Dimensional Fund Advisors LP has sole voting power with respect to 663,150 shares of Common Stock and sole dispositive power with respect to 690,812 shares of Common Stock.

(4)

The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by William Blair Investment Management, LLC on February 9, 2016, reflecting its beneficial ownership of Common Stock as of December 31, 2015. The Schedule 13G states William Blair Investment Management, LLC has sole voting power with respect to 564,450 shares of Common Stock and sole dispositive power with respect to 663,004 shares of Common Stock.

(5)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 27, 2016, reflecting its beneficial ownership of Common Stock as of December 31, 2015. The Schedule 13G/A states BlackRock, Inc. has sole voting power with respect to 566,680 shares of Common Stock and sole dispositive power with respect to 580,408 shares of Common Stock.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2016 proxy statement. Any such proposal must be received by the Company not later than December 30, 2016. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2016 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why is the Company providing these materials?

A:

The Company’s Board of Directors is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareholders, which will take place on June 2, 2016, at 8:00 a.m. (local time) at the Hilton Vancouver Hotel, located at 301 West 6th Street, Vancouver, Washington. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

●	the election of two members of the Board of Directors (Proposal No. 1);

●	the advisory vote on executive compensation (Proposal No. 2); and

●	the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal No. 3).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:

The Board of Directors recommends that you vote your shares “FOR” the election of the Board’s nominees for election to the Board of Directors, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Moss Adams LLP.

Q:	What shares owned by me can be voted?

A:

All shares of the Company’s Common Stock owned by you as of the close of business on April 15, 2016 (the “Record Date”) may be voted by you. You may cast one vote per share of Common Stock that you held on the Record Date. These shares include shares that are: (i) held directly in your name as the shareholder of record, and (ii) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Most of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. You may also vote your shares as described below under “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a legal proxy from the record holder (your broker, bank or other nominee) giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

To vote shares held directly in your name as the shareholder of record, without attending the meeting, please sign, date and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting.

To vote shares held in street name, without attending the meeting, please follow the instructions provided by your broker.

Q:	Can I change my vote?

A:

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the Company’s Corporate Secretary, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	How are votes counted?

A:

In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY” from voting for each of the director nominees. If you vote your shares without providing specific instructions, your shares will be voted “FOR” the nominees for election to the Board of Directors. If you vote to “WITHHOLD AUTHORITY” to vote for a nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the nominee is elected (though it may influence whether such nominee is asked to resign in accordance with our Corporate Governance Principles).

With respect to the proposals for the advisory vote on executive compensation and the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm, you may vote “FOR” or “AGAINST” or “ABSTAIN.” If you vote your shares without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board. If you vote to “ABSTAIN”, the shares represented will be counted as present for the purpose of determining a quorum, but with respect to any proposal on which there was a vote to “ABSTAIN” they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposal No. 3 (ratification of Moss Adams LLP) is considered a routine matter, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on this proposal. Proposals No. 1 (election of directors) and 2 (advisory vote on executive compensation) are considered non-routine matters, so unless you have provided instructions to your broker with respect to Proposals No. 1 and 2, your broker will not have authority to vote your shares on any of those proposals and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of shares entitled to vote or votes cast for or against a proposal.

Q:	What is the quorum requirement for the Annual Meeting?

A:

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve the proposals?

A:	Proposal No. 1: The election of the director nominees requires the affirmative “FOR” vote of a plurality of the votes cast in the election.

Proposal No. 2: The proposal for the advisory vote on executive compensation requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Proposal No. 3: The proposal for the ratification of the appointment of Moss Adams LLP for the year ending December 31, 2016 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Q:	Who are the proxyholders and what do they do?

A:

The two persons named as proxyholders on the proxy card, Scott Montross, our President and CEO, and Richard Roman, our Chairman of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted on each proposal as recommended by the Board of Directors.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions on the enclosed proxy card.

Q:	How may I request multiple sets of proxy materials if two or more shareholders reside in my household?

A:

To minimize our expenses, one proxy statement and one annual report to shareholders may be delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the proxy statement and annual report was delivered. Requests for additional copies of the proxy statement and annual report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661 or by phone at (360) 397-6250.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

●	sign and return another proxy card bearing a later date;

●	enter a new vote by Internet or by telephone following the instructions on the proxy card;

●

provide written notice of the revocation to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661, prior to the vote at the Annual Meeting; or

●

attend the meeting and vote in person. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting and publish final results in the Company’s Current Report on Form 8-K filed by the Company within four business days after the Annual Meeting.

Q.	What happens if additional proposals are presented at the Annual Meeting?

A:

Other than the proposals described in this Proxy Statement, the Company does not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Scott Montross, the Company’s President and CEO, and Richard Roman, the Company’s Chairman of the Board, will vote your shares on any additional matters properly presented for a vote at the Annual Meeting in a manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:

Computershare, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event Computershare is unable to do so, a representative of the Company’s outside legal counsel, Ater Wynne LLP, will act in this role.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to the Company’s management.

Q:	Who will bear the cost of soliciting proxies for the Annual Meeting?

A:

The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. The Company may also engage a proxy solicitation firm or other professional advisors to assist in the solicitation of proxies and provide related advice and support. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

ADDITIONAL INFORMATION

A copy of the Company’s Form 10-K for the year ended December 31, 2015 accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661.

By Order of the Board of Directors,

Scott Montross
President and Chief Executive Officer

Vancouver, Washington
April 18, 2016

Northwest Pipe Company

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold
01 - James Declusin, for a three year term, expiring in 2019.	☐	☐
02 - Harry Demorest, for a three year term, expiring in 2019.	☐	☐

+

	For	Against	Abstain
2. Advisory Vote on Executive Compensation	☐	☐	☐
3. Ratification of appointment of Moss Adams LLP as the Company's independent registered public accounting firm.	☐	☐	☐

4. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

+

02CMCB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Northwest Pipe Company

Proxy — NORTHWEST PIPE COMPANY

The undersigned hereby names, constitutes and appoints Richard Roman and Scott Montross or each of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Northwest Pipe Company (the "Company") to be held at 8:00 a.m. Pacific Time in Vancouver, Washington on Thursday, June 2, 2016 at the Hilton Vancouver Hotel, 301 West 6th Street, Vancouver, Washington 98660 and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on April 15, 2016, with all the powers that the undersigned would possess if he or she were personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY'S PROXY STATEMENT AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued and to be marked, dated and signed, on the other side)